Exhibit 99.1
Tyler Technologies Reports Earnings
For Third Quarter 2011
Quarterly revenue and backlog reach new highs
DALLAS — Oct. 26, 2011 — Tyler Technologies, Inc. (NYSE: TYL) today announced financial results for the quarter ended September 30, 2011. Tyler reported total revenue of $77.2 million and net income of $7.5 million, or $0.23 per diluted share. In the same quarter last year, the Company had revenue of $73.8 million and net income of $6.7 million, or $0.19 per diluted share. Gross margin increased 180 basis points to 46.8 percent compared to 45.0 percent in the year-ago quarter.
Recurring software revenue from maintenance and subscriptions was $45.0 million in the third quarter of 2011, an increase of 10.4 percent compared to the third quarter of 2010, and comprised 58.3 percent of the quarter’s total revenue.
Free cash flow for the third quarter of 2011 was $24.3 million (cash provided by operating activities of $25.8 million minus capital expenditures of $1.5 million) compared to $26.9 million (cash provided by operating activities of $27.6 million minus capital expenditures of $0.7 million) in the third quarter of last year.
EBITDA, or earnings before interest, income taxes, depreciation and amortization, was $14.8 million in the third quarter of 2011, compared to $14.3 million in the prior-year quarter.
Total backlog was a record high $298.7 million at September 30, 2011, up 17.7 percent from $253.8 million at September 30, 2010. Software-related backlog (excluding appraisal services) was $277.5 million, an increase of 28.4 percent compared to $216.2 million at September 30, 2010.
Tyler ended the third quarter of 2011 with $7.4 million in cash and investments and $83.7 million of availability under its $150.0 million revolving line of credit. During the third quarter, Tyler repurchased approximately 2.0 million shares of its common stock at an average price of $24.34 per share. As of September 30, 2011, the Company was authorized to repurchase up to 1.8 million additional shares.
“We are pleased by our results in the third quarter, which by many measures was our best quarter ever, particularly in a market that remains challenging. Although software license revenues remain weak, we continue to drive solid growth in recurring revenues from maintenance and subscriptions. In addition, our software services revenues grew for the first time in seven quarters,” said John S. Marr Jr., Tyler’s president and chief executive officer. “The leverage in our recurring revenues was reflected in our gross margin, which reached a new all-time high at 46.8 percent.”
“Bookings in the third quarter were good, pushing our backlog to a new high, and our new-business pipeline remains active with what appears to be a modest increase in market activity,” said Mr. Marr. “Although the market is certainly less than robust and the timing and mix of new business is somewhat unpredictable, our competitive position is strong and our current guidance for the year reflects an improvement from our prior outlook.”
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Tyler Technologies Reports Earnings
For Third Quarter 2011
Oct. 26, 2011

Annual Guidance for 2011
Total revenues for 2011 are currently expected to be in the range of $308 million to $311 million. Tyler expects that diluted earnings per share will be approximately $0.78 to $0.82. These estimates include assumed pretax non-cash stock-based compensation expense of approximately $6.5 million, or $0.15 per share after taxes. The Company currently estimates that its effective tax rate for 2011 will be approximately 38.4 percent. Tyler expects that capital expenditures for the year will be between $11.7 million and $12.2 million, including approximately $6.6 million related to real estate, and that depreciation and amortization expense will be between $11.0 million and $11.5 million.
Tyler Technologies will hold a conference call on Thursday, October 27, at noon Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (877) 317-6789 (U.S. callers) and (412) 317-6789 (international callers), and reference confirmation code 10005339 when prompted. A replay will be available two hours after the completion of the call through November 4, 2011. To access the replay, please dial (877) 344-7529 (U.S. callers) and (412) 317-0088 (international callers) and reference passcode 10005339. The live webcast and archived replay can also be accessed at www.tylertech.com.
About Tyler Technologies, Inc.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector — cities, counties, schools and other government entities — to become more efficient, more accessible and more responsive to the needs of citizens. Tyler’s client base includes more than 10,000 local government offices throughout all 50 states, Canada, the Caribbean and the United Kingdom. Forbes has named Tyler one of “America’s Best Small Companies” four times in the last five years. More information about Tyler Technologies can be found at www.tylertech.com.
Non-GAAP Measures
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
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Tyler Technologies Reports Earnings
For Third Quarter 2011
Oct. 26, 2011

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) changes in the budgets or regulatory environments of our customers, primarily local and state governments, that could negatively impact information technology spending; (2) our ability to achieve our financial forecasts due to various factors, including project delays by our customers, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (3) economic, political and market conditions, including the recent global economic and financial crisis, and the general tightening of access to debt or equity capital; (4) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (5) our ability to successfully complete acquisitions and achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (6) competition in the industry in which we conduct business and the impact of competition on pricing, customer retention and pressure for new products or services; (7) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (8) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.
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(Comparative results follow)
Contact: Brian K. Miller
Executive Vice President — CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
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TYLER TECHNOLOGIES, INC.
CONDENSED INCOME STATEMENTS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Software licenses	$7,631	$9,260	$22,761	$26,444
Subscriptions	7,989	6,020	22,230	17,080
Software services	17,644	16,718	52,400	52,280
Maintenance	37,011	34,729	107,579	101,357
Appraisal services	5,761	5,612	17,945	14,812
Hardware and other	1,148	1,430	4,397	4,216

Total revenues	77,184	73,769	227,312	216,189

Cost of revenues:
Software licenses	536	912	2,320	2,471
Acquired software	243	398	782	1,194
Software services, maintenance and subscriptions	35,689	34,708	106,371	104,184
Appraisal services	3,776	3,434	11,302	9,442
Hardware and other	808	1,110	3,645	3,197

Total cost of revenues	41,052	40,562	124,420	120,488

Gross profit	36,132	33,207	102,892	95,701

Selling, general and administrative expenses	18,755	17,337	54,509	52,337
Research and development expense	4,196	3,233	13,780	10,493
Amortization of customer and trade name intangibles	801	806	2,408	2,419

Operating income	12,380	11,831	32,195	30,452
Other expense, net	(562)	(568)	(1,586)	(712)

Income before income taxes	11,818	11,263	30,609	29,740
Income tax provision	4,312	4,540	11,751	11,896

Net income	$7,506	$6,723	$18,858	$17,844

Earnings per common share:
Basic	$0.24	$0.20	$0.60	$0.52

Diluted	$0.23	$0.19	$0.57	$0.50

EBITDA (1)	$14,823	$14,340	$39,572	$38,266

Weighted average common shares outstanding:
Basic	31,097	34,103	31,247	34,075
Diluted	32,960	35,410	33,027	35,475

(1)	Reconciliation of EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$7,506	$6,723	$18,858	$17,844
Amortization of customer and trade name intangibles	801	806	2,408	2,419
Depreciation and other amortization included in cost of revenues, SG&A and other expenses	1,758	1,953	5,370	5,658
Interest expense included in other expense, net	446	318	1,185	449
Income tax provision	4,312	4,540	11,751	11,896

EBITDA	$14,823	$14,340	$39,572	$38,266

TYLER TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$5,280	$2,114
Short-term investments available-for-sale	—	25
Accounts receivable, net	75,456	81,860
Other current assets	10,491	11,344
Deferred income taxes	3,106	3,106

Total current assets	94,333	98,449

Accounts receivable, long-term portion	1,212	1,231
Property and equipment, net	40,780	34,851
Non-current investments available-for-sale	2,101	2,126

Other assets:
Goodwill and other intangibles, net	121,643	125,138
Other	1,667	2,237

Total assets	$261,736	$264,032

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$24,938	$22,059
Deferred revenue	108,114	102,590

Total current liabilities	133,052	124,649

Revolving line of credit	58,000	26,500
Deferred income taxes	5,972	5,911
Shareholders’ equity	64,712	106,972

Total liabilities and shareholders’ equity	$261,736	$264,032

TYLER TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine months ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$18,858	$17,844
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	7,778	8,077
Share-based compensation expense	4,585	4,617
Excess tax benefit from exercise of share-based arrangements	(1,721)	(1,209)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	15,605	(2,065)

Net cash provided by operating activities	45,105	27,264

Cash flows from investing activities:
Proceeds from sales of investments	50	75
Cost of acquisitions, net of cash acquired	—	(9,661)
Additions to property and equipment	(9,926)	(4,197)
Decrease in restricted investments	—	6,000
Decrease (increase) in other	199	(3)

Net cash used by investing activities	(9,677)	(7,786)

Cash flows from financing activities:
Purchase of treasury shares	(68,525)	(41,674)
Increase in net borrowings on revolving line of credit	31,500	16,500
Contributions from employee stock purchase plan	1,472	1,404
Proceeds from exercise of stock options	1,570	1,863
Debt issuance costs	—	(2,027)
Excess tax benefit from exercise of share-based arrangements	1,721	1,209

Net cash used by financing activities	(32,262)	(22,725)

Net increase (decrease) in cash and cash equivalents	3,166	(3,247)
Cash and cash equivalents at beginning of period	2,114	9,696

Cash and cash equivalents at end of period	$5,280	$6,449